Exhibit 99.1

ATI Monetizes Oil and Gas Rights in New Mexico

Sales Increase Available Cash to Fund Balance Sheet Improvement Initiatives

PITTSBURGH--(BUSINESS WIRE)--July 16, 2019--Allegheny Technologies Incorporated (NYSE: ATI) today announced it has completed the sale of a portion of its oil and gas rights in Eddy County, New Mexico and has reached an agreement to sell the remaining portion of these rights, both to the same undisclosed buyer. The completed second quarter 2019 sale and the definitive sales agreement, anticipated to close in third quarter 2019, are expected to generate over $90 million in pretax income and cash for ATI.

These oil and gas rights were initially acquired by the company in 1972 along with land purchased by Teledyne, Inc., which later became part of ATI. The land was subsequently sold, with the company retaining its underlying oil and gas rights.

“We continue to leverage the sale of non-core assets to increase cash available to fund ongoing balance sheet improvement initiatives,” said Robert S. Wetherbee, President and Chief Executive Officer. “We remain focused on our balance sheet and intend to make significant progress on both pension funding and debt reduction over the next 12 months.”

ATI’s second quarter 2019 results will include pretax non-operating income and cash flows of $29 million and it is expected that third quarter 2019 results will include approximately $62 million of pretax non-operating income and cash flows related to these oil and gas rights sales.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.1 billion for the twelve-month period ended March 31, 2019. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATImetals.com.

Contacts

Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com
www.ATImetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com